EXHIBIT 99.1

Splash Beverage Group Provides Corporate Update on NYSE Compliance Process and Strategic Transaction Initiatives

FORT LAUDERDALE, Fla., June 3, 2026 – Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), today provided a corporate update regarding its NYSE American compliance process, ongoing strategic transaction initiatives, and certain required disclosures.

NYSE American Compliance Update

As previously disclosed on May 5, 2026, the Company received notice from NYSE Regulation on April 29, 2026 indicating that the Company was not in compliance with certain continued listing standards related to stockholders’ equity.

In accordance with NYSE American requirements, Splash submitted its compliance plan to the Exchange on May 28, 2026 outlining actions management has taken and intends to take in an effort to restore compliance with applicable listing standards. The Company is currently engaged in ongoing dialogue with NYSE American staff and is awaiting a determination regarding the plan.

If accepted, the plan would permit the Company to continue executing its compliance initiatives during a cure period that could extend through January 29, 2027. While no assurance can be given regarding the Exchange’s determination, management remains focused on maintaining the Company’s NYSE American listing and advancing initiatives designed to strengthen its financial position.

Strategic Transaction Update

As disclosed in the Company’s Quarterly Report on Form 10-Q filed on May 20, 2026, the previously announced non-binding Letter of Intent with Medterra CBD, LLC expired on May 4, 2026 without execution of a definitive agreement.

The Letter of Intent was non-exclusive, and since its expiration the Company has continued actively evaluating strategic opportunities aligned with its transformation toward the cannabinoid wellness sector. Management is currently engaged in discussions with multiple potential transaction counterparties and has advanced preliminary negotiations with select parties.

The Company is evaluating several strong opportunities based on several key criteria, including strategic fit, long-term shareholder value creation, capital structure considerations, and the potential to mitigate dilution while supporting future growth initiatives.

As part of that, Splash believes the cannabinoid wellness industry continues to present compelling opportunities for consolidation, brand development, and platform creation, supported by evolving federal rules supporting the industry. The Company remains focused on identifying opportunities that leverage its public company infrastructure while supporting established operators and brands within the federally compliant hemp-derived cannabinoid marketplace and, subject to applicable regulatory and exchange approvals, broader cannabinoid wellness categories.

Management Commentary

“We continue to make progress on multiple fronts,” said Brady Cobb, Interim Chief Executive Officer of Splash Beverage Group. “The submission of our NYSE compliance plan represents an important milestone, while our strategic review process remains active and focused on identifying opportunities that we believe can create long-term value for shareholders. Our objective is to execute a transaction that is strategically compelling, financially responsible, and aligned with our vision of building a leading cannabinoid wellness platform.”

Going Concern Disclosure

Pursuant to Section 610(b) of the NYSE American Company Guide, the Company reports that its audited consolidated financial statements for the fiscal year ended December 31, 2025, included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2026, contain an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

This disclosure is being made solely to satisfy NYSE American requirements and does not reflect any amendment or restatement of the Company’s previously filed financial statements or Annual Report on Form 10-K.

More Information

Splash Beverage Group

Contact Information

Splash Beverage Group

Info@SplashBeverageGroup.com

Dennis Burns
567-237-4132
dburns@SplashBeverageGroup.com

Media Contact

Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s NYSE compliance efforts and ability to regain and maintain compliance with NYSE American listing requirements including a potential cure period for its current deficiency, its efforts and opportunities with respect to potential acquisitions and strategic transactions and the potential benefits or features of any such transaction, and market opportunities presented by the cannabinoid wellness industry wherein the Company’s strategic transaction efforts are presently focused. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “potential,” “believe,” “estimate,” “forecast,” “project,” and similar words.

Forward-looking statements are based on current expectations and assumptions regarding the Company’s business and future conditions and are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by such forward-looking statements due to a variety of factors, including, without limitation, the Company’s ability to negotiate and enter into definitive agreements related to any potential acquisitions or strategic transactions, obtain necessary approvals and consents, satisfy closing conditions, raise sufficient capital, maintain compliance with NYSE American listing standards and avoid a delisting including with respect to its recently submitted compliance plan or as may arise from recent declines in its stock price or any action the NYSE American may take, challenges in identifying liabilities and risks in a transaction and in successfully integrate operations of any acquired business, and our ability to respond to evolving regulatory conditions within the cannabinoid and wellness industries.

Additional information concerning these and other risk factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by law.